Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: March 3, 2011
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Kennametal Appoints William J. Harvey to Board of Directors
LATROBE, Pa., March 3, 2011 — Kennametal Inc. (NYSE: KMT) announced today the appointment of William J. Harvey to its Board of Directors effective March 2, 2011.
Mr. Harvey is President — DuPont Packaging and Industrial Polymers, a multi-billion dollar global business unit of E.I. DuPont de Nemours & Company.
“We are very pleased to have William Harvey join our Board of Directors,” said Carlos Cardoso, Kennametal Chairman, President and CEO. “Bill brings a wealth of international experience to this position. His global experience and business acumen position him well to make an excellent contribution as a member of the Kennametal Board of Directors.”
Mr. Harvey earned an MBA from the University of Virginia Darden Graduate School of Business and a bachelor’s from Virginia Commonwealth University.
Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2010, customers bought approximately $1.9 billion of Kennametal products and services — delivered by our approximately 11,000 talented employees doing business in more than 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.
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